                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                          TOWER FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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


                           TOWER FINANCIAL CORPORATION
                              116 EAST BERRY STREET
                            FORT WAYNE, INDIANA 46802

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on April 18, 2000

                   TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                           TOWER FINANCIAL CORPORATION

         NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Tower Financial Corporation will be held in the lobby of Tower Bank & Trust Company, 116 East Berry Street, Fort Wayne, Indiana, 46802 on Tuesday, April 18, 2000 at 5:00 p.m., for the purpose of considering and voting upon the following matters:

         1. ELECTION OF DIRECTORS. To elect five directors to serve until the 2003 annual meeting of shareholders and until their successors are elected and have qualified.
         2. ELECTION OF OUTSIDE ACCOUNTANTS. To elect PricewaterhouseCoopers LLP as Tower Financial Corporation's principal independent auditors for fiscal year 2000; and
         3. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

         All shareholders of record at the close of business on Tuesday, February 15, 2000 will be eligible to vote at the meeting.

         WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ADDRESSED, POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. WE WOULD APPRECIATE RECEIVING YOUR PROXY BY MONDAY, APRIL 10, 2000.

                                           By Order of the Board of Directors,

                                           /s/ Donald F. Schenkel
                                           -------------------------------------
                                           Donald F. Schenkel
                                           Chairman of the Board, President &
                                           Chief Executive Officer

Dated:  March 10, 2000

                           TOWER FINANCIAL CORPORATION
                              116 EAST BERRY STREET
                            FORT WAYNE, INDIANA 46802


                                 PROXY STATEMENT
                                ANNUAL MEETING OF
                                  SHAREHOLDERS
                                 APRIL 18, 2000

                               GENERAL INFORMATION

         This Proxy Statement is being furnished to shareholders of Tower Financial Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Corporation, to be voted at the annual meeting of shareholders of the Corporation (the "Annual Meeting") on Tuesday, April 18, 2000 at 5:00 p.m. in the lobby of Tower Bank & Trust Company, 116 East Berry Street, Fort Wayne, Indiana, 46802, and at any and all adjournments thereof. It is expected that the proxy materials will be mailed to shareholders on or about March 10, 2000.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the Annual Meeting will be given the opportunity to revoke his or her proxy and vote in person.

         Unless revoked, a proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder in the proxy, or if no instructions are given, for the election as directors of all nominees listed under "Election of Directors" and for the election of the outside accountants. Election of directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Election of the outside accountants will be subject to the vote of holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street names on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but not as voting in favor of such proposal. As a result, with respect to all of the proposals, neither broker non-votes nor abstentions on such proposals will affect the determination of whether such proposals will be approved.

         The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy form to vote such proxy in accordance with their judgment.

         The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, facsimile or telegraph, or by directors, officers, or regular employees of the Company or its subsidiary, in person or by telephone. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses in forwarding soliciting materials to the beneficial owners of common stock of the Company.

         The Board of Directors, in accordance with the by-laws of the Company, has fixed the close of business on February 15, 2000 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting of shareholders and at any and all adjournments thereof.

         At the close of business on such record date, the outstanding number of voting securities of the Company was 2,530,000 shares of common stock, each of which is entitled to one vote on all matters, including the election of directors.

                              ELECTION OF DIRECTORS

         The Company's by-laws provide for a board of directors consisting of 18 members. The Articles of Incorporation and By-Laws of the Company further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three-year term and with the number of directors in each class being as nearly equal as possible.

         Currently, the Board of Directors of the Company consists of 17 directors divided into three classes. Two classes contain six directors each, with the remaining class containing five directors. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director's election and until such director's successor is elected and has qualified. Five directors are to be elected at the meeting. The Board of Directors has nominated Craig S. Hartman; Jerome F. Henry, Jr.; Debra A. Niezer; Maurice D. O'Daniel; and Joseph D. Ruffolo as directors for three-year terms expiring at the 2003 annual meeting of shareholders and upon election and qualification of their successors. Each of the nominees is presently a Class I director of the Company whose term expires this year. The other members of the Board, who are Class II and Class III directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2001 or 2002 annual meetings of shareholders, as the case may be.

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the five nominees listed herein. The proposed nominees for election as director are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote such proxy for the person so selected. If a substitute nominee is not so selected, such proxy will be voted for the election of the remaining nominees.

         THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE NOMINEES LISTED ABOVE.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Company's common stock as of February 15, 2000, by the nominees for election as directors of the Company, the directors of the Company whose terms of office will continue after the Annual Meeting, the executive officers named in the Summary Compensation Table, and all directors and executive officers of the Company as a group. To the best of the Company's knowledge and based solely on reports filed under Section 13(d) of the Securities Exchange Act of 1934, no person owns more than 5% of the Company's outstanding common stock. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.


                                          Number of Shares            Percent of Class
                                            Beneficially                 Beneficially
Name of Beneficial Owner                      Owned (1)                   Owned (2)
------------------------                      ---------                   ---------
Curtis A. Brown.........................     12,500  (3)                      *
Keith E. Busse..........................     27,937  (4)                   1.10%
Peter T. Eshelman.......................     13,968  (5)                      *
Michael S. Gouloff......................     13,968  (5)                      *
Craig S. Hartman........................    100,040  (6)                   3.91%
Jerome F. Henry, Jr.....................     28,450  (7)                   1.12%
Kevin J. Himmelhaver....................     10,800  (8)                      *
R.V. Prasad Mantravadi, M.D.............      6,880                           *
Michael J. Mirro, M.D...................     19,132  (9)                      *
Debra A. Niezer.........................      3,794  (10)                     *
William G. Niezer.......................     15,318  (11)                     *
Maurice D. O'Daniel.....................     62,937  (12)                  2.48%
Leonard I. Rifkin.......................     37,715  (13)                  1.48%
Joseph D. Ruffolo.......................     21,568  (14)                     *
Donald F. Schenkel......................     32,653  (15)                  1.28%
Larry L. Smith..........................      7,984  (16)                     *
John V. Tippmann, Sr....................     37,450  (7)                   1.47%
J. Richard Tomkinson....................     13,968  (5)                      *
Irene A. Walters........................     13,968  (17)                     *
All directors and executive officers of
the Company as a group (19 Persons)         481,030  (18)                 18.08%

---------------
*       Less than 1%

(1) Does not include shares subject to stock options which are not exercisable within 60 days.

(2) The percentages shown are based on the 2,530,000 shares outstanding as of February 15, 2000, plus, for each person or group, the number of shares that the person or group has the right to acquire within 60 days pursuant to options granted under the Company's 1998 Stock Option and Incentive Plan (the "1998 Stock Option Plan").

(3) Includes 7,500 shares held by Mr. Brown's wife and children and presently exercisable stock options to purchase 5,000 shares granted by the Company.

(4) Includes presently exercisable stock options to purchase 7,937 shares granted by the Company.

(5) Includes presently exercisable stock options to purchase 3,968 shares granted by the Company.

(6) Includes 200 shares owned by Mr. Hartman's wife and includes presently exercisable stock options to purchase 27,340 shares granted by the Company.

(7) Includes presently exercisable stock options to purchase 7,450 shares granted by the Company.

(8) Includes presently exercisable stock options to purchase 5,000 shares granted by the Company.

(9) Includes presently exercisable stock options to purchase 6,132 shares granted by the Company.

(10) Includes presently exercisable stock options to purchase 794 shares granted by the Company.

(11) Includes 475 shares owned by Mr. Niezer's wife, 400 shares owned by Mr. Niezer's children and presently exercisable stock options to purchase 3,968 shares granted by the Company.

(12) Includes 35,000 shares held by Mr. O'Daniel's wife and presently exercisable stock options to purchase 7,937 shares granted by the Company.

(13) Includes presently exercisable stock options to purchase 10,715 shares granted by the Company.

(14) Includes 1,000 shares owned by Mr. Ruffolo's wife, 100 shares owned by Mr. Ruffolo's children and presently exercisable stock options to purchase 6,468 shares granted by the Company.

(15) Includes presently exercisable stock options to purchase 15,953 shares granted by the Company.

(16) Includes presently exercisable stock options to purchase 1,984 shares granted by the Company.

(17) Includes presently exercisable stock options to purchase 3,968 shares granted by the Company. Ms. Walters disclaims beneficial ownership of 5,000 shares owned by Ms. Walters' husband.

(18) Includes presently exercisable options to purchase 130,000 shares granted by the Company.

             INFORMATION ABOUT DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

      The following information is furnished with respect to each continuing director, nominee as a director, and executive officer of the Company. Each of the continuing directors and nominees is currently a director of the Company as well as a director of Tower Bank & Trust Company ("the Bank") which is the Company's subsidiary.


                                                                                            HAS SERVED       YEAR WHEN TERM
                                              POSITION(S) WITH            POSITION(S)           AS                AS A
NAME                               AGE         TOWER FINANCIAL          WITH TOWER BANK    DIRECTOR SINCE   DIRECTOR EXPIRES
----                               ---         ---------------          ---------------    --------------   ----------------
Curtis A. Brown...................  44       Chief Lending Officer       Chief Operating
                                                                        Officer and Chief
                                                                         Lending Officer

Keith E. Busse....................  56            Director                  Director            1998             2002
Peter T. Eshelman.................  46            Director                  Director            1998             2002
Michael S. Gouloff................  52            Director                  Director            1998             2002
Craig S. Hartman..................  45            Director                  Director            1998             2000
Jerome F. Henry, Jr...............  49            Director                  Director            1999             2000
Kevin J. Himmelhaver..............  44        Chief Financial           Chief Financial
                                                Officer and               Officer and
                                                 Secretary                 Secretary

R.V. Prasad Mantravadi, M.D.......  54            Director                  Director            1999             2001
Michael J. Mirro, M.D.............  51            Director                  Director            1998             2001
Debra A. Niezer...................  45            Director                  Director            1998             2000
William G. Niezer.................  49            Director                  Director            1998             2001
Maurice D. O'Daniel...............  68            Director                  Director            1998             2000
Leonard I. Rifkin.................  68            Director                  Director            1998             2001
Joseph D. Ruffolo.................  58            Director                  Director            1998             2000
Donald F. Schenkel................  58         Chairman of the           Chairman of the        1998             2002
                                              Board, President,         Board, President,
                                               Chief Executive           Chief Executive
                                             Officer and Director      Officer and Director

Larry L. Smith....................  51            Director                  Director            1998             2001
John V. Tippmann, Sr..............  58            Director                  Director            1999             2001
J. Richard Tomkinson..............  52            Director                  Director            1998             2002
Irene  A. Walters.................  57            Director                  Director            1998             2002

         The business experience of each of the directors, nominees and executive officers of the Company for at least the past five years is summarized below:

         Curtis A. Brown is the Chief Lending Officer of the Company and the Chief Operating Officer and Chief Lending Officer of the Bank, positions he has held since October 1998. He is a native of Fort Wayne and has over 22 years of experience in the banking industry. From 1993 until 1998, Mr. Brown managed corporate banking groups for NBD Bank, Indiana in Fort Wayne, holding the positions of First Vice President and Group Head.

         Keith E. Busse is a director of the Company and the Bank. Since September 1993, Mr. Busse has served as Chief Executive Officer of Steel Dynamics, Inc., a primary steel-making company headquartered in Butler, Indiana, and formed by Mr. Busse and others in 1993. Mr. Busse is also a director of Steel Dynamics, Inc., and Qualitech Steel Corporation.

         Peter T. Eshelman is a director of the Company and the Bank. Mr. Eshelman is President and Chief Executive Officer of American Specialty Companies, Inc., a sports and entertainment risk management company based in Roanoke, Indiana, of which he is the majority shareholder. He has held these positions since 1989.

         Michael S. Gouloff is a director of the Company and the Bank. Mr. Gouloff has served as President of Schenkel Schultz Architects, a national architectural firm known for the design of educational and correctional facilities, since 1985 and has been employed by the firm since 1973.

         Craig S. Hartman is a director of the Company and the Bank. Mr. Hartman is the chairman of the board of Preferred, Inc., an industrial roofing and painting company. He founded the company in 1973 and served as its chief executive officer.

         Jerome F. Henry, Jr. is a director of the Company and the Bank. Mr. Henry founded and is the President of Midwest Pipe & Steel, Inc., a company specializing in steel service, industrial scrap and steel brokerage. Mr. Henry has held this position since 1975. Mr. Henry is also President of Paragon Tube Corporation, a manufacturer of steel tubing, and Paragon Steel Trading, Inc., a distributor of steel coils. Each company is headquartered in Fort Wayne. He has held these respective positions since 1990 and 1995.

         Kevin J. Himmelhaver is the Chief Financial Officer and Secretary of the Company and the Bank, positions he has held since October 1998 and November 1998, respectively. Mr. Himmelhaver has over 20 years of banking experience in the Fort Wayne area. From 1993 to 1998, Mr. Himmelhaver served as Senior Vice President and Chief Financial Officer and as a director of Norwest Bank Indiana, N.A., and Norwest Bank Ohio, N.A.

         R. V. Prasad Mantravadi, M.D. is a director of the Company and the Bank. Dr. Mantravadi has been a partner with Radiation Oncology Association P.C. since 1983. Radiation Oncology is a physicians' group providing health services to the entire Northeast Indiana Region.

         Michael J. Mirro, M.D. is a director of the Company and the Bank. Dr. Mirro has been a partner of Fort Wayne Cardiology since 1982. In 1998 Fort Wayne Cardiology merged with a multi-specialty internal medicine group to form Indiana Medical Associates, LLC. Indiana Medical Associates, LLC is a group of 46 physicians providing health services to the entire Northeast Indiana Region.

         Debra A. Niezer is a director of the Company and the Bank. Ms. Niezer is the Vice President and Assistant Treasurer of AALCO Distributing Company, a beer distributor in Fort Wayne. She has held these positions since April 1995. From January 1989 to March 1995, Ms. Niezer served as Vice President and Employee Benefits Officer for NBD Bank, Indiana in Fort Wayne.

         William G. Niezer is a director of the Company and the Bank. Mr. Niezer is the President and Chief Executive Officer of Acordia of Indiana, Inc., an insurance broker, positions he has held since September 1997. Mr. Niezer previously served as President and Chief Executive Officer of Acordia of Northeast Indiana, Inc., an insurance broker and third-party administrator, from February 1995 to September 1997 and as Director of Property & Casualty Operations of Acordia of Northeast Indiana, Inc., from October 1994 to February 1995.

         Maurice D. O'Daniel is a director of the Company and the Bank. Mr. O'Daniel is the Chairman and Chief Executive Officer of O'Daniel Automotive, Inc., an automobile dealership with four locations in the Fort Wayne area. Mr. O'Daniel has served in these positions since July 1979.

         Leonard I. Rifkin is a director of the Company and the Bank. Mr. Rifkin served as Chief Executive Officer and President of OmniSource, Inc., from 1970 until 1996, when he was appointed Chairman and Chief Executive Officer, positions he currently holds. OmniSource is a scrap metal processing, trading and brokerage company that specializes in scrap management programs throughout the United States and Canada. Mr. Rifkin is also a director of Steel Dynamics, Inc., and Qualitech Steel Corporation.

         Joseph D. Ruffolo is a director of the Company and the Bank. Since 1993, Mr. Ruffolo has been a member of Ruffolo Richard LLC, a business investment firm located in Fort Wayne. Ruffolo Richard LLC specializes in management buy-outs, capital sourcing and acquisitions.

         Donald F. Schenkel is the President and Chief Executive Officer and a director of the Company and the Bank, positions he has held since July 1998, and was elected the Chairman of the Board of Tower Financial and Tower Bank in October 1998. Mr. Schenkel is a native of Fort Wayne and has over 30 years of experience in the banking industry. Prior to joining the Company, he served as First Vice President of NBD Bank, Indiana. From 1993 to 1998, he served as Division Head of Retail Banking and Private Banking & Investments for NBD Bank, Indiana.

         Larry L. Smith is a director of the Company and the Bank. Mr. Smith has served since March 1993 as President and Chief Executive Officer of QCOnics, Inc., an automotive supplier based in Angola, Indiana.

         John V. Tippmann, Sr. is a director of the Company and the Bank. Mr. Tippmann is Chairman of the Tippmann Group, a position he has held since 1985. The Tippmann Group, through its three subsidiaries, operates frozen/refrigerated distribution warehouses, specializes in the design and construction of frozen food process and cold storage facilities, and manages approximately 41 buildings throughout the Midwest.

         J. Richard Tomkinson is a director of the Company and the Bank. Mr. Tomkinson is the owner and serves as President of Tomkinson Automotive Group. He has served in this position since 1979. Tomkinson Automotive Group operates two Fort Wayne area automobile dealerships. Mr. Tomkinson also co-owns and is President of Lincoln Graphics, Inc., a Fort Wayne graphics design and reproduction company serving architects and construction companies in Northeast Indiana, and co-owner and Vice President of Gallatin Highlands Corporation, a Big Sky, Montana real estate development company.

         Irene A. Walters is a director of the Company and the Bank. Ms. Walters is the Director of University Relations and Communications at Indiana University-Purdue University Fort Wayne. Ms. Walters has held this position since 1995. Prior to that time, from 1990 to 1995, Ms. Walters was the Executive Director of the Fort Wayne Bicentennial Celebration Council.

         Mr. Rifkin is the first cousin of Ms. Walters' spouse. Ms. Niezer is the sister-in-law of Mr. Niezer. There are no other family relationships among the directors and executive officers of the Company.

         BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Company has a standing Audit Committee, Compensation Committee, Executive Committee, Loan and Investment Committee, and Trust Committee of the Board of Directors. The Company's Board of Directors does not have a Nominating Committee.

         The members of the Audit Committee are Jerome F. Henry, Jr.; R.V. Prasad Mantravadi, M.D.; William G. Niezer; and J. Richard Tomkinson. The Audit Committee's responsibilities include recommending to the Board of Directors the selection of independent accountants, approving the scope of audit and non-audit services performed by the independent accountants, reviewing the results of their audit, reviewing the Company's internal auditing activities and financial statements, reviewing its system of accounting controls and recordkeeping, and reviewing all potential conflict of interest situations. See "Related Party Transactions." The Audit Committee held two meetings during 1999.

         The members of the Compensation Committee are Keith E. Busse, Peter T. Eshelman, Michael S. Gouloff, Craig S. Hartman, and Joseph D. Ruffolo. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Company. The Compensation Committee also administers the 1998 Stock Option Plan. The Compensation Committee held six meetings during 1999.

         The members of the Executive Committee are Keith E. Busse, Peter T. Eshelman, Michael S. Gouloff, Craig S. Hartman, Joseph D. Ruffolo, and Donald F. Schenkel. The Executive Committee responsibilities include considering and recommending to the Board of Directors issues concerning strategic planning and direction, business line expansion and any other major issues. The Executive Committee held nine meetings during 1999.

         The members of the Loan and Investment Committee are Michael J. Mirro, M.D.; Maurice D. O'Daniel; Joseph D. Ruffolo; and Larry L. Smith. The Loan and Investment Committee responsibilities include the oversight of Loan, Investment and Asset Liability Committee operating policies. The Committee reviews Reg O credits, credits that exceed in-house limits and loan review procedures. The Committee also reviews investment activity and the Company's liquidity and rate sensitivity positions. The Loan and Investment Committee held nine meetings during 1999.

         The members of the Trust Committee are Debra A. Niezer; Leonard I. Rifkin; Donald F. Schenkel; John V. Tippmann, Sr.; and Irene A. Walters. The Trust Committee has the responsibility to oversee the trust operating policies and the activities of trust services including investment fund strategies and fee schedules. The Trust Committee held one meeting during 1999.

         During 1999, there were a total of 10 meetings of the Board of Directors of the Company and the Bank. Each director attended at least 75% of the meetings of the Board of Directors and each committee of the Board on which the director served except Peter T. Eshelman, 70%; R.V. Prasad Mantravadi, M.D., 67%; Michael J. Mirro, M.D., 47%; Leonard I. Rifkin, 50%; Larry L.
Smith, 58%; J. Richard Tomkinson, 58%; and Irene A. Walters, 73%.

         COMPENSATION OF DIRECTORS

         On January 29, 1999, the Company granted non-qualified options to purchase an aggregate of 150,000 shares of common stock under the 1998 Stock Option Plan to the members of the Board of Directors of the Company on such date. The options were granted pro rata based upon the number of shares of common stock purchased in the initial public offering by each director at that time as listed below. One-third of the options granted to each director vested on July 29, 1999, an additional one-third increment vested on January 29, 2000, and the final one-third increment will vest on January 29, 2001. These options were granted with an exercise price of $10.00, which is equal to the initial public offering price of the Company's common stock on the date of grant. The options have a term of 10 years.

         In addition, on January 4, 1999, directors Joseph D. Ruffolo and Craig
S. Hartman received options to purchase 2,500 and 7,500 shares, respectively, as compensation for consulting services provided to the Company and the Bank during the Company's development phase. These options became exercisable upon the closing of the initial public offering and expire 10 years from the date of grant. The options have an exercise price equal to the initial public offering price of $10.00 per share.


                           Name                           Number of Shares Underlying Options
                           ----                           -----------------------------------
                  Keith E. Busse                                        14,151
                  Peter T. Eshelman                                      7,076
                  Michael S. Gouloff                                     7,076
                  Craig S. Hartman                                      42,877
                  Michael J. Mirro, M.D.                                 9,198
                  Debra A. Niezer                                        1,415
                  William G. Niezer                                      7,076
                  Maurice D. O'Daniel                                   14,151
                  Leonard I. Rifkin                                     19,102
                  Joseph D. Ruffolo                                      9,576
                  Donald F. Schenkel                                    10,613
                  Larry L. Smith                                         3,537
                  J. Richard Tomkinson                                   7,076
                  Irene A. Walters                                       7,076

         No other compensation was paid to any director of the Company or the Bank for his or her services during 1999. The Company may determine that reasonable fees or compensation should be paid to directors (although it has no present plans to do so). In that event, it is likely that directors of the Company and the Bank would receive compensation, such as meeting fees, which would be consistent with the compensation paid to directors of financial institution holding companies and banks of similar size.


         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of common stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 1999 all filing requirements applicable to its executive officers, directors and any greater than 10% shareholders were complied with except that William G. Niezer and John V. Tippmann, Sr. each failed to file a Form 4 to report a purchase transaction. The respective Forms 4 were subsequently filed after the due date.

                       COMPENSATION OF EXECUTIVE OFFICERS
                                  AND DIRECTORS

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information regarding compensation paid or accrued during the period from July 8,1998 (inception) to December 31, 1998 and the year ended December 31, 1999, to the Company's chief executive officer and each of the Company's two other most highly compensated executive officers (the "Named Executive Officers"), based on salaries and bonuses earned during 1999. No other officers of the Company or the Bank earned more than $100,000 in annual compensation during 1999.


                                                                                                       Long Term
                                                                        Annual Compensation          Compensation
                                                                        -------------------          ------------
                                                                                                      Securities
                                                                                       Other Annual   Underlying     All Other
   Name and Principal Position                       Year      Salary       Bonus      Compensation   Options(1)    Compensation
   ---------------------------                       ----      ------       -----      ------------   ----------    ------------
Donald F. Schenkel................................   1999     $145,000    $50,000       $16,064 (2)     50,613      $  52,542 (3)
  Chairman of the Board, President, and              1998       66,923          0         9,481 (4)          0        101,792 (5)
  Chief Executive Officer of the Company
  and the Bank

Curtis A. Brown...................................   1999      115,000     27,500         5,319 (6)     20,000         35,000 (7)
  Chief Lending Officer of the Company               1998       23,960          0         4,140 (8)          0              0
  and the Bank and Chief Operating
  Officer of the Bank

Kevin J. Himmelhaver..............................   1999      105,000     27,500         2,950 (9)     20,000         20,000 (7)
  Chief Financial Officer and Secretary              1998       26,250          0           845 (10)         0         20,000 (11)
  of the Company and the Bank


(1) Options to acquire shares of common stock. The Company has never granted SARs or restricted stock awards.

(2)      Includes $9,264 for a car allowance and $6,800 for club dues.

(3) Includes $50,750 incentive bonus paid upon the commencement of business of the Bank and $1,792 in life insurance premiums.

(4)      Includes $4,256 for a car allowance and $5,225 for club dues.

(5) Includes signing bonus of $100,000 paid pursuant to Mr. Schenkel's employment agreement and life insurance premiums paid by the Company in the amount of $1,792.

(6)      Includes $4,569 for a car allowance and $750 for club dues.

(7) Represents incentive bonus paid upon the commencement of business of the Bank.

(8)      Includes $4,140 for club dues.

(9)      Includes $2,950 for club dues.

(10)     Includes $845 for club dues.

(11) Represents signing bonus paid to Mr. Himmelhaver pursuant to his employment agreement for accrued benefits forfeited by him upon leaving his previous employer.

1998 STOCK OPTION AND INCENTIVE PLAN

         On December 14, 1998, the Board of Directors and the sole stockholder of the Company adopted the 1998 Stock Option and Incentive Plan (the "1998 Stock Option Plan"). Under the 1998 Stock Option Plan, the Company may award qualified and non-qualified stock options and performance shares to employees and directors of the Company. The aggregate number of shares of common stock that may be awarded under the 1998 Stock Option Plan is 310,000, subject to adjustment in certain events. No individual participant may receive awards for more than 75,000 shares in any calendar year. As of December 31, 1999, options to purchase 305,430 shares of common stock were outstanding under the 1998 Stock Option Plan.

         The 1998 Stock Option Plan is administered by the Compensation Committee. Subject to the terms of the 1998 Stock Option Plan, the Compensation Committee has the sole discretion and authority to select those persons to whom awards will be made, to designate the number of shares to be covered by each award, to establish vesting schedules, to specify all other terms of the awards (subject to certain restrictions) and to interpret the 1998 Stock Option Plan.

         With respect to stock options under the 1998 Stock Option Plan that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, the option price must be at least 100% (or, in the case of a holder of more than 10% of the common stock, 110%) of the fair market value of a share of common stock on the date of the grant of the stock option. The Compensation Committee will establish, at the time the options are granted, the exercise price of options that do not qualify as incentive stock options ("non-qualified stock options"), which may not be less than 100% of the fair market value of a share of common stock on the date of grant. No incentive stock option granted under the 1998 Stock Option Plan may be exercised more than 10 years (or, in the case of a holder of more than 10% of the common stock, five years) from the date of grant or such shorter period as the Compensation Committee may determine at the time of the grant, which period may not be more than 10 years from the date of grant. Under the 1998 Stock Option Plan, the Compensation Committee may also make awards of performance shares, in which case the grantee would be awarded shares of common stock, subject to the Company's satisfaction of performance goals determined by the Compensation Committee.

         The following table provides information on options granted by the Company under the 1998 Stock Option Plan to the Named Executive Officers during the year ended December 31, 1999:

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                 Individual Grants
                                        -----------------------------------------------------------------
                                        Number of Shares         % of Total
                                           Underlying         Options Granted    Exercise
                                             Options           to Employees       Price        Expiration
         Name                               Granted               in 1999      Per Share (1)      Date
         ----                           ----------------      ---------------  -------------   ----------
Donald F. Schenkel.....................     40,000 (2)             25.3 %        $  10.00       1/04/09
                                            10,613 (3)              6.7             10.00       1/29/09
Curtis A. Brown........................     20,000 (2)             12.7             10.00       1/04/09
Kevin J. Himmelhaver...................     20,000 (2)             12.7             10.00       1/04/09

(1) The exercise price may be paid in cash, by delivery of previously owned shares, or a combination thereof.

(2) Consists of incentive stock options which were granted at the initial public offering price. The options are exercisable 25% on January 4, 2000; 25% on January 4, 2001; 25% on January 4, 2002; and 25% on
         January 4, 2003.

(3) Consists of options which were granted to directors of the Company at the initial public offering price. These options are exercisable in one-third increments on July 29, 1999; January 29, 2000; and January 29, 2001.

         The following table provides information on the exercise of stock options during the year ended December 31, 1999 by the Named Executive Officers and the value of unexercised options at December 31, 1999:

       AGGREGATE STOCK OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES



                                                                     Number of                        Value of
                               Shares                               Unexercised                Unexercised In-the-Money
                            Acquired on         Value            Options at 12/31/99             Options at 12/31/99
         Name                 Exercise         Realized      Exercisable / Unexercisable    Exercisable / Unexercisable (1)
         ----                 --------         --------      ---------------------------    -------------------------------
Donald F. Schenkel..........     0                0            13,537        37,076              0                0
Curtis A. Brown.............     0                0             5,000        15,000              0                0
Kevin J. Himmelhaver........     0                0             5,000        15,000              0                0

-----------------
(1) The average of the closing bid and asked prices reported on the OTC Bulletin Board on December 31, 1999 was $6.875. The exercise prices of the options in the table exceeded $6.875 and therefore were not "in-the-money."

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements effective December 21, 1998, with Messrs. Schenkel, Himmelhaver and Brown, each for an initial term of three years with automatic one-year renewals. Each agreement provides that, if the executive's employment is terminated by the Company without cause, the Company will pay to the executive the aggregate amount of the salary he would be entitled to receive under the agreement for the balance of the employment term, provided that such payment will not be less than one year's salary at the then-effective rate being paid to the executive. The agreements prohibit the officers from competing with the Company during the periods of their employment and for an additional 24 months thereafter (12 months if their employment is terminated by the Company without cause).

         The agreements provide for initial annual salaries of $145,000, $105,000 and $115,000 for Messrs. Schenkel, Himmelhaver and Brown, respectively, each of which may be increased from time to time by the Board of Directors. Mr. Schenkel's agreement provides that he is eligible to qualify for an annual performance bonus equal to a minimum of 30% (and up to a maximum of 100%) of his annual salary upon compliance with goals set from time to time by the Compensation Committee in its sole discretion. Mr. Himmelhaver's agreement entitled him to (a) a signing bonus of $20,000, payable no later than January 31, 1999, to compensate him for accrued benefits forfeited by him upon leaving his previous employer to accept his positions with the Company and (b) an incentive bonus payment of $10,000 payable within 30 days after the Bank commenced business. Mr. Brown's agreement entitled him to an incentive bonus payment of $25,000 payable within 30 days after the Bank commenced business. The Company paid all of these bonuses during February of 1999.





                           RELATED PARTY TRANSACTIONS

         Since its inception, the Company has engaged in transactions with entities controlled by its directors and their affiliates. Management believes that each of these transactions was on terms no less favorable to the Company than those that could be obtained from an unaffiliated third party. The Company anticipates that it will continue to engage in certain of these transactions if economically advantageous to the Company. Future related party transactions are subject to the review and approval of the Company's Audit Committee, which is composed exclusively of outside directors.


LOANS FROM DIRECTORS

         During the development phase of the Company, each of the initial directors made a loan to the Company to fund start-up expenses. These loans total $760,000. Each loan was evidenced by a promissory note payable to the director, which was non-interest bearing and was due on or before March 1, 1999. The Company repaid the loans on January 29, 1999 following the completion of its initial public offering.

BANKING TRANSACTIONS

         Directors and officers of the Company and the Bank and the companies with which they are associated have banking and other transactions with the Company and the Bank in the ordinary course of business. Any loans and commitments to lend to such affiliated persons or entities are made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness and may not involve more than normal risk or present other unfavorable features to the Company and the Bank. Management believes that all transactions between the Company or the Bank on one hand, and any officer, director, principal shareholder, or other affiliate of the Company or the Bank on the other hand, are on terms no less favorable to the Company or the Bank than could be obtained on an arm's-length basis from unaffiliated third parties. As of December 31, 1999, the Bank had outstanding 33 loans to the directors and executive officers of the Company totaling $10,022,412 and an aggregate amount under commitment totaling $10,980,651.

LEASE OF HEADQUARTERS BUILDING

         The Company leases its headquarters facility, which contains the only current branch of the Bank, from Tippmann Properties, Inc., agent for director John V. Tippmann, Sr. The lease is a 10-year lease which commenced on January 1, 1999, with annual rental payments of $9.75 per square foot for the first two years of the lease and fixed increases at the rate of $1.25 per square foot every two years thereafter, ending at $14.75 per square foot for the last two years of the lease. The lease provides for one renewal of 10 years at then prevailing market rates. Subsequent addenda to the lease were signed during 1999 as the Company expanded its staff and needed additional space. These addenda contain similar lease rates and have identical expiration dates as the original lease agreement. During 1999, the Company paid Tippmann Properties, Inc. approximately $148,518 for rent and various building expenses.

                        SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected PricewaterhouseCoopers LLP as the Corporation's principal independent auditors for the year ending December 31, 2000. The selection of PricewaterhouseCoopers LLP as independent auditors for the Company will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will be given an opportunity to make a statement if they desire and will respond to appropriate questions by shareholders. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.



                 SHAREHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

         A proposal submitted by a shareholder for the 2001 Annual Meeting of Shareholders must be sent to the Secretary of the Company, 116 East Berry Street, Fort Wayne, Indiana, 46802, and received by November 18, 2000 in order to be eligible to be included in the Company's Proxy Statement for the meeting.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

                                     PROXY

                          TOWER FINANCIAL CORPORATION

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 18, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of shares of Common Stock of Tower Financial Corporation (the "Company") hereby appoints Donald F. Schenkel and Kevin J. Himmelhaver and each of them, the Proxies of the undersigned, with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at 116 East Berry Street, Fort Wayne, Indiana, on Tuesday, April 18, 2000, at 5:00 P.M., and at any adjournment or adjournments thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as follows on the reverse side.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, the Proxy Statement furnished herewith, and the 1999 Annual Report to Shareholders. Any proxy heretofore given to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

------------------------------------------------------------------------------------------------------------------------------------
[X]  Please mark
     votes as in
     this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREON AND, IN THE ABSENCE OF SPECIFICATION, WILL BE VOTED
FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR ALL OTHER PROPOSALS.

1.  ELECTION OF DIRECTORS. To elect five directors of the                                                     FOR   AGAINST  ABSTAIN
    Company to serve until the 2003 annual meeting of shareholders.   2. PROPOSAL TO RATIFY THE
                                                                         APPOINTMENT OF Pricewater-           ---     ---      ---
    Nominees: (01) Craig S. Hartman, (02) Jerome F. Henry, Jr.,          houseCoopers LLP, as auditors of
    (03) Debra A. Niezer, (04) Maurice D. O'Daniel, and                  the Company for the year ending
    (05) Joseph D. Ruffolo.                                              December 31, 2000.

    For all nominees         Withheld from all nominees               3. In their discretion, the Proxies are authorized to vote
                     ---                                ---              upon such other matters (none known at the time of
                                                                         solicitation of this proxy) as may properly come before
    [ ]                                                                  the Annual Meeting or any adjournment or postponement
        ---------------------------------------------------              thereof.
         For all nominees except as noted above

                                                                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT              [ ]

                                                                      Please fill in, sign, date and return the proxy card promptly using the enclosed envelope.

                                                                      NOTE: Please sign exactly as name appears hereon. When shares are held by two or more persons, all of them should sign. When signing as attorney, executor, administrator, trustee or
                                                                      guardian, please give full title as such. If a corporation, please sign the full corporate name by a duly authorized
                                                                      officer. If a partnership, please sign in partnership name by authorized person. (Please note any change of address on this proxy).


Signature:                                Date:                   Signature:                                  Date:
          -------------------------------      -------------------          --------------------------------       -----------------